Exhibit 99.1

International Commercial Television, Inc. Reports

Fourth Quarter and Year End 2013 Financial Results

Record $41 Million Revenues and $0.07 EPS for 2013

Expanded Product Portfolio for 2014 Growth

Conference Call Begins Today at 4:30pm EDT

Wayne, PA -- March 27, 2014 – International Commercial Television, Inc. (ICTL), (or “ICTV”), a direct response marketing and branding company focused on the health, wellness and beauty sector, today reported financial results for the three months and year ended December 31, 2013.

2013 Financial Highlights:

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Revenues of $41.0 million, up 79% from a year earlier

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Gross margins of 71.9%, up from 67.4% a year earlier

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Net income of $1.65 million versus a ($0.55) million loss a year earlier

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Strengthened balance sheet with a current working capital ratio of 2.54X, up from 1.1X at the end of 2012

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Increased cash balance to $1.43 million, from $0.91 million at the end of 2012

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New product acquisition and development expense of approximately $0.4 million

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Improved shareholders’ equity to approximately $2.1 million, up from a negative $0.4 million at the end of 2012

2013 Business Highlights:

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Continued success of DermaWand, surpassing 2 million units sold to-date

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Continued expansion of DermaVital continuity line

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Expansion of categories and products in health and beauty

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Executed exclusive agreements and made investments for proprietary products and systems, including Elastin RP, DermaBrilliance and Coral Actives

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Progressed clinical studies and media production for various projects in midst of launching or expected to launch in 2014, including Elastin RP and DermaBrilliance

Kelvin Claney, Chairman and Chief Executive Officer, stated, “While 2013 was a record year for ICTV, we continue to look to build upon our flagship product DermaWand and invest for future growth. Our DermaWand success has brought us many additional opportunities in the health and beauty sector. We have successfully negotiated and structured several exclusive agreements for new projects and products that we are very excited about for 2014 and years to come.”

Revenues for the three and twelve months ended December 31, 2013 were approximately $9.8 million and $41.0 million, a decrease of 3% and an increase of 79% when compared with revenues of approximately $10.1 million and $22.9 million for the same periods in 2012.   The increase in revenue is primarily due to the continued success of our DermaWand infomercial, the expansion our DermaVital brand, and opening up new international distribution in Mexico and Canada.  As the Company continues to build the DermaWand brand and exposure, media related expenditures increased to approximately $3.4 million and $13.0 million for the three and twelve months ended December 31, 2013, compared to approximately $3.2 million and $7.6 million for the three and twelve months ended December 31, 2012.

Net income (loss) for the three and twelve months ended December 31, 2013 was approximately ($272,000) and $1.65 million compared to a net loss of approximately ($424,000) and ($550,000) for the same periods in 2012.  Contributing to the improvement was an increase in airings of DermaWand infomercial as well as the growth in continuity sales generated from the monthly shipments of the Company’s DermaVital skincare products.

Sales from DermaVital for the three and twelve months ended December 31, 2013 were approximately $1.0 million and $4.2 million as compared to approximately $767,000 and $1.5 million during the three and twelve months ended December 31, 2012.  Since the majority of these sales occur after the expense of acquiring the customer has already occurred (i.e. media expenses, telemarketing expenses, etc.) as well as with lower materials costs, the profit margin on these particular sales is high, compared to the initial DRTV sale that results directly from the running of an infomercial. In addition, the increase in DRTV revenue was in part due to the launching of a new Spanish language version of the DermaWand show in August 2012. ICTV generated revenues from the Spanish language version of approximately $8.5 million in 2013, as compared to $3.6 million in 2012.

Included in our net income (loss) were new product acquisition, infomercial production and product development expenses of approximately $168,000 and $410,000 for the three and twelve months ended December 31, 2013, as compared to approximately $49,000 and $208,000 for the three and twelve months ended December 31, 2012.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was approximately $61,000 and $2.5 million for the three and twelve months ended December 31, 2013 as compared with approximately ($240,000) and $337,000 for same periods in 2012.  Diluted earnings per share three and twelve months ended December 31, 2013 was ($0.01) and $0.07, up from a loss per share of ($0.03) for the same periods in 2012.

As of December 31, 2013, the Company had $1.43 million in cash, compared to $908,000 at December 31, 2012.  We generated positive cash flows from operations of approximately $648,000 and in the twelve months ended December 31, 2013.  As of December 31, 2013, the Company had working capital of approximately $2.9 million, compared to approximately $336,000 at December 31, 2012. Based on our improved financial stability our auditors have removed any going concern language from their audit opinion.

Richard Ransom, President, stated, “We are pleased to be reporting a record year for ICTV in terms of $41 million revenues and $1.6 million of net income. Our balance sheet continued to improve throughout the year and finished at its strongest point with $1.43 million cash and $2.1 million shareholders equity. We are excited about the impact of our recently launched new products and others under development and are confident the strong momentum demonstrated in 2013 will continue. We are pleased to have shared our 2013 success with rewarded shareholders, as our improved business operations have been reflected in an improved stock price, rising from a low of $0.08 to $0.90 during 2013. In conclusion, we would like to thank our dedicated ICTV team, the over 2 million consumers who have purchased one of our products and our shareholders.”

Conference Call

ICTV will hold a conference call to discuss the Company’s fourth quarter and year end 2013 results and answer questions today, March 27, 2013, beginning at 4:30pm EDT.  The call will be open to the public and will have a corporate update presented by ICTV's Chairman and Chief Executive Officer, Kelvin Claney, President, Richard Ransom and Chief Financial Officer, Ryan LeBon, followed by a question and answer period.

The live conference call can be accessed by dialing (800) 862-9098 or (785) 424-1051. Participants should ask for the International Commercial Television Earnings Conference Call.  Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through April 10, 2014. To listen to the replay, dial (800) 723-5792 (domestic) or (402) 220-2664 (international).  The conference call transcript will be posted to the Company’s corporate website (http://www.ictvonline.com) for those who are unable to attend the live call.

About International Commercial Television, Inc.

International Commercial Television, Inc. sells various health, wellness and beauty products through infomercials and other channels primarily in the United States. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through infomercials, live home shopping television, specialty outlets and online shopping. It offers health and beauty products, including DermaWand, a skin care  device that reduces the appearance of fine lines and wrinkles, and helps improves skin tone and texture; and DermaVitál, a professional quality skin care range that effects superior hydration. International Commercial Television Inc. was founded in 1993 and headquartered in Wayne, Pennsylvania.

Non-GAAP Financial Information

Adjusted EBITDA is defined as income from continuing operations before depreciation, amortization, interest expense, interest income, and stock-based compensation.  Adjusted EBITDA is not intended to replace operating income, net income, cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles.  Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the Company.  Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

Forward-Looking Statements

The matters discussed in this press release may contain "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). The Company intends that the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by ICTV. Undue reliance should not be placed on forward-looking statements as they may involve risks and uncertainties. The actual results that ICTV achieves may differ materially from any forward-looking statements due to such risks and uncertainties.

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 and 2012

	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,370,178	$758,358
Cash held in escrow	62,924	150,008
Accounts receivable, net of doubtful account reserves of $446,307 and $623,061, respectively	791,292	1,154,855
Inventories, net	1,778,073	1,979,757
Prepaid expenses and other current assets	733,427	324,991
Total current assets	4,735,894	4,367,969

Furniture and equipment	81,507	71,258
Less accumulated depreciation	(66,712)	(56,949)
Furniture and equipment, net	14,795	14,309

Other assets	21,297	57,950
Total assets	$4,771,986	4,440,228

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,391,342	$3,360,745
Convertible note payable – short-term	-	30,169
Severance payable – short-term	40,800	40,800
Deferred revenue – short-term	242,827	281,774
Tax provision payable	-	48,600
Tax penalties payable	190,000	270,000
Total current liabilities	1,864,969	4,032,088

Severance payable – long-term	47,000	87,800
Deferred revenue – long-term	386,821	129,986
Convertible note payable to shareholder– long-term	393,723	590,723
Total long-term liabilities	827,544	808,509

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 21,826,650 and 20,722,756 shares issued and outstanding as of December 31, 2013 and 2012, respectively	11,616	10,562
Additional paid-in-capital	7,676,177	6,843,267
Accumulated deficit	(5,608,320)	(7,254,198)
Total shareholders’ equity (deficit)	2,079,473	(400,369)

Total liabilities and shareholders’ equity (deficit)	$4,771,986	$4,440,228

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended (Unaudited)		For the twelve months ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

NET SALES	$9,808,466	$10,138,976	$40,964,127	$22,920,386

COST OF SALES	2,911,748	3,130,109	11,508,854	7,480,788

GROSS PROFIT	6,896,718	7,008,867	29,455,273	15,439,598

OPERATING EXPENSES:
General and administrative	2,126,894	2,109,494	7,867,497	4,347,052
Selling and marketing	5,054,693	5,266,077	19,864,436	11,568,271
Total operating expenses	7,181,587	7,375,571	27,731,933	15,915,323

OPERATING INCOME (LOSS)	(284,869)	(366,704)	1,723,340	(475,725)

INTEREST EXPENSE, NET	(4,793)	(8,811)	(22,494)	(26,123)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX	(289,662)	(375,515)	1,700,846	(501,848)

(PROVISION) BENEFIT FOR INCOME TAXES	17,565	(48,600)	(54,968)	(48,600)

NET INCOME (LOSS)	$(272,097)	$(424,115)	$1,645,878	$(550,448)

NET INCOME (LOSS) PER SHARE
BASIC	$(0.01)	$(0.02)	$0.08	$(0.03)
DILUTED	$(0.01)	$(0.02)	$0.07	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
BASIC	21,745,480	20,712,973	21,547,775	20,110,242
DILUTED	23,500,494	20,712,973	24,726,718	20,110,242

INTERNATIONAL COMMERCIAL TELEVISION INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 and 2012

	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,645,878	$(550,448
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by operating activities:
Depreciation	9,763	14,250
Bad debt expense	3,195,211	1,435,920
Stock based compensation	723,694	838,388
Change in assets and liabilities
Accounts receivable	(2,831,648)	(2,544,555)
Inventories	201,684	(1,261,307)
Prepaid expenses and other assets	(286,414)	(267,777)
Accounts payable and accrued liabilities	(1,969,403)	2,504,203
Severance payable	(40,800)	(40,800
Tax provision payable	(138,124)	48,600
Tax penalties payable	(80,000)	-
Deferred revenue	217,888	386,632
Net cash provided by operating activities	647,729	563,106

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(10,249)	(8,310)
Net cash used in investing activities	(10,249)	(8,310)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	388,500
Proceeds from exercise of options	96,200	-
Proceeds from exercise of warrants	18,225	12,500
Proceeds from note payable	-	40,000
Payments on note payable	(30,169)	(107,875)
Advances from related parties	-	50,000
Payments to related parties	-	(88,359)
Payments on convertible note payable to shareholder	(197,000)	-
Net cash (used in) provided by financing activities	(112,744)	294,766

NET INCREASE IN CASH AND CASH EQUIVALENTS	524,736	849,562
CASH AND CASH EQUIVALENTS, beginning of the year	908,366	58,804

CASH AND CASH EQUIVALENTS, end of the year	$1,433,102	$908,366

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Capitalization of stock based compensation expense related to nonforfeitable warrants	$-	$109,964
Fair value of warrants in connection with sale of common stock	-	273,831
Interest paid	23,048	26,490
Income taxes paid	145,530	-
Write off of fully depreciated assets	-	120,169

Contact Information

International Commercial Television, Inc.

Rich Ransom

ransom@ictvonline.com

484-598-2313

Stephen Hart

Hayden IR

hart@haydenir.com

917-658-7878